EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports 2002 Net Income of $88.7 Million, and
Fully Diluted EPS of $1.22

Warrendale, PA, February 25, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the fourth quarter ended February 1, 2003:

Fourth Quarter Ended February 1, 2003
  Total sales increased 5.9% to $491.6 million from $464.3 million for the quarter ended February 2, 2002.
  Sales for the fourth quarter 2002 included $22.2 million from the Bluenotes/Thriftys operation, compared to $29.7 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 3.0% for the quarter ended February 1, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 4.6% when compared to the corresponding period last year.
  Net income for the quarter decreased to $38.9 million, or $0.54 per share on a diluted basis, from net income of $43.9 million, or $0.60 per share on a diluted basis last year.

Year-to-Date for the Fifty-Two Weeks Ended February 1, 2003
  Total sales increased 6.7% to $1.463 billion from $1.372 billion for the fifty-two weeks ended February 2, 2002.
  Sales for the fifty-two weeks ended February 1, 2003 included $80.2 million from the Bluenotes/Thriftys operation, compared to $100.7 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 4.3% when compared to the same fifty-two week period last year.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.7% when compared to the corresponding period last year.
  Net income for the period decreased to $88.7 million, or $1.22 per share on a diluted basis, from net income of $105.5 million, or $1.43 per share on a diluted basis last year.

Regarding current month sales, February is trending below plan, due to weak mall traffic, likely spurred by colder than average weather, snowstorms and the high terror alert.

* * * *

At 9:00 a.m. EST, on February 25, 2003, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com.  A replay will be available from 1:00 p.m. EST February 25th through March 14th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #7632325. An audio replay of the conference call will also be available at www.ae.com until May 15, 2003.

American Eagle Outfitters is a leading lifestyle retailer that designs, markets and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 697 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its Internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	February 1, 2003	February 2, 2002
ASSETS
Cash and cash equivalents	$194,526	$180,398
Short-term investments	47,047	45,085
Merchandise inventory	124,708	91,096
Other current assets	68,089	61,451
Total current assets	434,370	378,030
Property and equipment, net	267,479	257,731
Goodwill, net	23,614	23,966
Other assets, net	19,699	12,994
Total Assets	$745,162	$672,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$50,608	$39,067
Accrued compensation and payroll taxes	13,001	27,545
Accrued rent	28,476	29,779
Accrued income and other taxes	12,655	24,451
Current portion of note payable	4,225	4,044
Other current liabilities	32,621	25,056
Total current liabilities	141,586	149,942
Note Payable	16,356	19,361
Other non-current liabilities	9,738	1,366
Total non-current liabilities	26,094	20,727
Total stockholders' equity	577,482	502,052
Total Liabilities and Stockholders' Equity	$745,162	$672,721

Current Ratio	3.07	2.52

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002
	(unaudited)	(unaudited)

Net sales	$491,554	$464,300	$1,463,141	$1,371,899
Cost of sales, including certain buying,
occupancy and warehousing expenses	315,136	276,330	920,643	824,531
Gross profit	176,418	187,970	542,498	547,368
Selling, general and administrative expenses	101,614	105,511	350,752	339,020
Depreciation and amortization	13,247	12,523	50,661	41,875
Operating income	61,557	69,936	141,085	166,473
Other income, net	1,387	874	2,528	2,772
Income before income taxes	62,944	70,810	143,613	169,245
Provision for income taxes	24,068	26,908	54,878	63,750
Net income	$38,876	$43,902	$88,735	$105,495

Basic income per common share	$0.55	$0.61	$1.24	$1.47
Diluted income per common share	$0.54	$0.60	$1.22	$1.43

Weighted average common shares outstanding - basic	71,132	71,869	71,709	71,529
Weighted average common shares outstanding - diluted	72,034	73,558	72,783	73,797

Total square footage at end of period:

American Eagle Outfitters Stores	3,817,442	3,334,694
Bluenotes/Thriftys Stores	353,270	353,469

Store count at end of period:

American Eagle Outfitters Stores	753	678
Bluenotes/Thriftys Stores	111	112